Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 30, 2025

TFS Financial Corporation Reports Earnings Growth in First Quarter Fiscal 2025

(Cleveland, OH - January 30, 2025) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2024.
“Our earnings of $22.4 million this quarter show our success in managing margin compression and expenses,” said Chairman and CEO Marc A. Stefanski. “We’ve also developed creative deposit products, leading to more than $350 million growth in our promotional CDs in December alone. Additionally, our Tier I capital ratio remains a source of strength at nearly 11%. As I look forward in 2025, I am encouraged by the economic forecast, interest rates, and their effect on the housing industry.”
Financial Results for the Quarter ended December 31, 2024 Compared to the Quarter ended September 30, 2024
The Company reported net income of $22.4 million for the quarter ended December 31, 2024 compared to $18.2 million for the quarter ended September 30, 2024. The increase in net income was mainly due to a release of provision for credit losses and a decrease in non-interest expense, partially offset by a decrease in net interest income.
Net interest income decreased $0.4 million, or 0.58%, to $68.3 million for the quarter ended December 31, 2024 when compared to the quarter ended September 30, 2024, primarily driven by a decrease in the average balance and yield of interest-earning cash and cash equivalents, the latter being impacted by a decline in short-term interest rates. The interest rate spread for the quarter ended December 31, 2024 was 1.34% compared to 1.36% for the preceding quarter. The net interest margin was 1.66% for the quarter ended December 31, 2024 and 1.67% for the quarter ended September 30, 2024.
During the quarter ended December 31, 2024, there was a $1.5 million release of provision for credit losses compared to a $1.0 million provision for the quarter ended September 30, 2024. The total allowance for credit losses at December 31, 2024 was $97.8 million, or 0.64% of total loans receivable, unchanged from the prior quarter. Net loan recoveries were $1.4 million during the quarter ended December 31, 2024 compared to $1.1 million for the quarter ended September 30, 2024. The total allowance for credit losses included a liability for unfunded commitments of $27.2 million at December 31, 2024 and $27.8 million at September 30, 2024.
Total loan delinquencies increased $4.4 million to $36.3 million, or 0.24% of total loans receivable, at December 31, 2024 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2024. Non-accrual loans increased $2.9 million to $36.5 million, or 0.24% of total loans receivable, at December 31, 2024 from $33.6 million, or 0.22% of total loans receivable, at September 30, 2024.
Total non-interest expense for the quarter ended December 31, 2024 decreased $3.2 million, or 6.26%, from the prior quarter to $47.9 million, mainly due to a $1.7 million decrease in marketing costs and a $1.5 million decrease in other expenses. Marketing costs are recognized when incurred. The decrease in other expenses is primarily due to a combined $1.0 million decrease in down payment assistance and other community programs, due to some seasonality in those activities, and a $0.4 million increase in positive adjustment to the defined benefit plan related to an increase in the expected long-term return on plan assets.
Financial Results for the Quarter ended December 31, 2024 Compared to the Quarter ended December 31, 2023
The Company reported net income of $22.4 million for the quarter ended December 31, 2024 compared to $20.7 million for the quarter ended December 31, 2023. The improvement in net income was mainly due to an increase in the release of provision for credit losses and lower non-interest expense, partially offset by a decrease in net interest income. Additionally, non-interest income increased slightly over the same period a year ago.
Net interest income decreased $0.8 million, or 1.16%, to $68.3 million for the quarter ended December 31, 2024 compared to $69.1 million for the same quarter a year ago. When comparing the two periods, the average balance and cost of interest-bearing liabilities increased $93.2 million and 26 basis points while the average balance and cost of interest earning assets increased $80.1 million and 21 basis points. The interest rate spread for the quarter ended December 31, 2024 was 1.34% compared to 1.39% for the year-ago quarter. The net interest margin was 1.66% for the quarter ended December 31, 2024 and 1.68% for the quarter ended December 31, 2023.

During the quarter ended December 31, 2024, there was a $1.5 million release of provision for credit losses compared to a $1.0 million release of provision for the quarter ended December 31, 2023. The total allowance for credit losses was $97.8 million, or 0.64% of total loans receivable, at December 31, 2024 compared to $94.6 million, or 0.62% of total loans receivable, at December 31, 2023.
Total non-interest income increased by $0.2 million, to $6.5 million for the quarter ended December 31, 2024, from $6.3 million for the quarter ended December 31, 2023. The increase was mainly the result of a $0.5 million increase in fees and service charges and a $0.6 million increase in net gain on the sale of loans, partially offset by decreases of $0.5 million in benefits realized on bank owned life insurance contracts and $0.4 million in other income. The decrease in other income was primarily related to changes in the fair value of interest rate commitments on loans originated for the held for sale portfolio.
Total non-interest expense decreased $2.4 million to $47.9 million for the quarter ended December 31, 2024 from $50.3 million for the same quarter a year ago. The decrease was mainly due to decreases of $0.5 million in salaries and employee benefits, $0.7 million in marketing costs and $0.7 million in other expenses. The decrease in other expenses was primarily due to a $0.3 million decrease in telecommunications expense, due to renegotiated contracts, and a $0.4 million increase in positive adjustment to the defined benefit plan related to an increase in the expected long-term return on plan assets.
Financial Position at December 31, 2024 Compared to September 30, 2024
Total assets decreased $33.2 million, or less than 1%, to $17.06 billion at December 31, 2024 from $17.09 billion at September 30, 2024. This change was mainly the result of decreases in investment securities available for sale and other assets.
Investment securities available for sale decreased $18.6 million, or 3.53%, to $507.7 million at December 31, 2024 from $526.3 million at September 30, 2024. This decrease was due to the combined effect of cash flows from security repayments and maturities exceeding purchases during the period and a decline in fair values, the result of interest rate changes during the quarter.
Loans held for investment, net of deferred loan fees and allowance for credit losses, increased $20.9 million, or less than 1%, to $15.34 billion at December 31, 2024 from $15.32 billion at September 30, 2024. The increase was offset by a $17.0 million decrease in the portfolio of loans held for sale, which totaled $0.8 million at December 31, 2024. During the quarter ended December 31, 2024, the home equity loans and lines of credit portfolio increased $236.2 million and residential core mortgage loans decreased $214.4 million as repayments and sales outpaced the volume of residential mortgage loans originated and purchased.
The changes in loans held for sale and loans held for investment were affected by the volume of loans originated, purchased and sold. During the quarter ended December 31, 2024, total first mortgage loan originations were $176.5 million compared to $255.5 million for the quarter ended September 30, 2024 and $273.0 million for the quarter ended December 31, 2023. Of total residential mortgage loans originated during the current period, $146.3 million (83%) were purchase transactions and $23.8 million (14%) were adjustable rate loans. Commitments originated for home equity loans and lines of credit were $559.0 million for the quarter ended December 31, 2024 compared to $655.4 million for the quarter ended September 30, 2024 and $436.1 million for the quarter ended December 31, 2023. The portfolio of residential first mortgage loans was reduced by $82.4 million of loans delivered to Fannie Mae on contracts settled during the quarter ended December 31, 2024 with a net gain of $1.4 million recognized at the time loans were committed for sale.
Other assets decreased $15.8 million, or 13.84%, to $98.3 million at December 31, 2024 from $114.1 million at September 30, 2024. This decrease was primarily the result of a $12.9 million decrease in current and deferred income tax assets, which were liabilities at December 31, 2024, and a $2.2 million decrease in accounts receivable related to funds held by the benefit plan administrator for the employee stock ownership plan.
Deposits increased by $12.2 million, or less than 1%, to $10.21 billion at December 31, 2024 from $10.20 billion at September 30, 2024. The increase in deposits included a $14.2 million increase in checking accounts and a $13.2 million increase in savings accounts, partially offset by a $15.5 million decrease in money market accounts. During the quarter ended December 31, 2024, a special certificate of deposit ("CD") offering drew $350.0 million in deposits and assisted with retail deposit growth and retention, while the weighted average cost of CDs decreased 11 basis points. The growth in retail CDs was offset by a decrease of $120.8 million in brokered CD accounts. The CD portfolio increased $2.4 million in total. At December 31, 2024, brokered CDs totaled $1.10 billion and included $725.0 million of three-month certificates of deposit accounts aligned with pay-fixed interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.3 years.
Borrowed funds decreased $136.5 million, or 2.85%, to $4.66 billion at December 31, 2024 from $4.79 billion at September 30, 2024. The total balance of borrowed funds at December 31, 2024 consisted of $1.63 billion of long-term advances with a weighted average maturity of approximately 2.0 years and $2.93 billion of three-month advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.0 years, and $81.0 million in overnight borrowings, all from the Federal Home Loan Bank.
Total shareholders' equity increased $51.7 million, or 2.78%, to $1.91 billion at December 31, 2024 from $1.86 billion at September 30, 2024. Activity during the quarter reflects $22.4 million of net income, a $42.4 million net increase in accumulated other comprehensive income, a quarterly dividend of $14.8 million and a net positive adjustment of $1.6 million related to stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net positive change in unrealized gains and losses on swap contracts. There were no stock repurchases during the quarter. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased and 4,808,049 shares have been repurchased as of December 31, 2024.
Other Noteworthy Items for the Quarter Ended December 31, 2024
The Company declared and paid a quarterly dividend of $0.2825 per share during the quarter ended December 31, 2024. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 9, 2024 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 9, 2025), including a total of up to $0.565 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past eleven years under Federal Reserve regulations and for each of those eleven years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework (“Basel III Rules”). At December 31, 2024 all of the Company's capital ratios exceeded the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.89%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.31% and its total capital ratio was 19.15%.
Presentation slides as of December 31, 2024 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Latest Presentation" heading, beginning January 31, 2025. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 27 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2024	September 30, 2024
ASSETS
Cash and due from banks	$32,582	$26,287
Other interest-earning cash equivalents	433,349	437,431
Cash and cash equivalents	465,931	463,718
Investment securities available for sale	507,710	526,251
Mortgage loans held for sale	829	17,775
Loans held for investment, net:
Mortgage loans	15,340,842	15,321,400
Other loans	6,746	5,705
Deferred loan expenses, net	65,880	64,956
Allowance for credit losses on loans	(70,559)	(70,002)
Loans, net	15,342,909	15,322,059
Mortgage loan servicing rights, net	7,721	7,627
Federal Home Loan Bank stock, at cost	223,972	228,494
Real estate owned, net	—	174
Premises, equipment, and software, net	32,693	33,187
Accrued interest receivable	57,521	59,398
Bank owned life insurance contracts	320,032	317,977
Other assets	98,268	114,125
TOTAL ASSETS	$17,057,586	$17,090,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,207,257	$10,195,079
Borrowed funds	4,656,323	4,792,847
Borrowers’ advances for insurance and taxes	140,011	113,637
Principal, interest, and related escrow owed on loans serviced	39,418	28,753
Accrued expenses and other liabilities	100,300	97,845
Total liabilities	15,143,309	15,228,161
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,754,241	1,754,365
Treasury stock, at cost	(771,572)	(772,195)
Unallocated ESOP shares	(21,667)	(22,750)
Retained earnings—substantially restricted	923,139	915,489
Accumulated other comprehensive loss	26,813	(15,608)
Total shareholders’ equity	1,914,277	1,862,624
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,057,586	$17,090,785

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$172,152	$172,412	$166,268	$162,970	$162,035
Investment securities available for sale	4,455	4,694	4,663	4,476	4,395
Other interest and dividend earning assets	10,161	11,410	13,975	16,047	10,729
Total interest and dividend income	186,768	188,516	184,906	183,493	177,159
INTEREST EXPENSE:
Deposits	77,942	80,196	75,521	72,685	64,326
Borrowed funds	40,498	39,605	40,112	39,430	43,741
Total interest expense	118,440	119,801	115,633	112,115	108,067
NET INTEREST INCOME	68,328	68,715	69,273	71,378	69,092
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,500)	1,000	(500)	(1,000)	(1,000)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	69,828	67,715	69,773	72,378	70,092
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,224	2,379	2,097	1,845	1,748
Net gain (loss) on the sale of loans	1,115	1,101	723	442	481
Increase in and death benefits from bank owned life insurance contracts	2,682	2,361	2,254	2,193	3,191
Other	482	579	1,171	1,242	895
Total non-interest income	6,503	6,420	6,245	5,722	6,315
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,606	26,320	26,845	27,501	27,116
Marketing services	3,654	5,334	4,867	5,099	4,431
Office property, equipment and software	6,844	7,158	7,008	7,303	6,845
Federal insurance premium and assessments	3,585	3,522	3,258	4,013	3,778
State franchise tax	1,047	1,086	1,244	1,238	1,176
Other expenses	6,205	7,664	7,566	7,044	6,931
Total non-interest expense	47,941	51,084	50,788	52,198	50,277
INCOME BEFORE INCOME TAXES	28,390	23,051	25,230	25,902	26,130
INCOME TAX EXPENSE	5,964	4,836	5,277	5,189	5,423
NET INCOME	$22,426	$18,215	$19,953	$20,713	$20,707
Earnings per share - basic and diluted	$0.08	$0.06	$0.07	$0.07	$0.07
Weighted average shares outstanding
Basic	278,538,110	278,399,318	278,291,376	278,183,041	277,841,526
Diluted	279,578,652	279,404,704	279,221,360	279,046,837	279,001,898

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$424,111	$4,949	4.67%	$460,242	$6,133	5.33%	$398,506	$5,124	5.14%
Investment securities	60,183	674	4.48%	72,427	918	5.07%	64,778	850	5.25%
Mortgage-backed securities	454,332	3,781	3.33%	446,480	3,776	3.38%	444,411	3,545	3.19%
Loans (2)	15,326,120	172,152	4.49%	15,258,648	172,412	4.52%	15,232,349	162,035	4.26%
Federal Home Loan Bank stock	225,977	5,212	9.23%	230,335	5,277	9.16%	270,540	5,605	8.29%
Total interest-earning assets	16,490,723	186,768	4.53%	16,468,132	188,516	4.58%	16,410,584	177,159	4.32%
Noninterest-earning assets	524,634			544,705			553,461
Total assets	$17,015,357			$17,012,837			$16,964,045
Interest-bearing liabilities:
Checking accounts	$826,383	90	0.04%	$832,001	91	0.04%	$937,817	118	0.05%
Savings accounts	1,289,788	3,353	1.04%	1,353,608	4,688	1.39%	1,721,466	6,912	1.61%
Certificates of deposit	8,058,740	74,499	3.70%	7,909,142	75,417	3.81%	6,847,482	57,296	3.35%
Borrowed funds	4,653,328	40,498	3.48%	4,787,825	39,605	3.31%	5,228,239	43,741	3.35%
Total interest-bearing liabilities	14,828,239	118,440	3.19%	14,882,576	119,801	3.22%	14,735,004	108,067	2.93%
Noninterest-bearing liabilities	271,640			217,788			278,801
Total liabilities	15,099,879			15,100,364			15,013,805
Shareholders’ equity	1,915,478			1,912,473			1,950,240
Total liabilities and shareholders’ equity	$17,015,357			$17,012,837			$16,964,045
Net interest income		$68,328			$68,715			$69,092
Interest rate spread (1)(3)			1.34%			1.36%			1.39%
Net interest-earning assets (4)	$1,662,484			$1,585,556			$1,675,580
Net interest margin (1)(5)		1.66%			1.67%			1.68%
Average interest-earning assets to average interest-bearing liabilities	111.21%			110.65%			111.37%
Selected performance ratios:
Return on average assets (1)		0.53%			0.43%			0.49%
Return on average equity (1)		4.68%			3.81%			4.25%
Average equity to average assets		11.26%			11.24%			11.50%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.